As filed with the Securities and Exchange Commission on July 3, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NewAmsterdam Pharma Company N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gooimeer 2-35

1411 DC Naarden

The Netherlands

(Address of Principal Executive Offices, Including Zip Code)

Long-Term Incentive Plan NewAmsterdam Pharma Company N.V.

Inducement Plan New Amsterdam Pharma Company N.V.

(Full Title of the Plans)

NewAmsterdam Pharma Corporation

20803 Biscayne Blvd, Suite #105

Aventura, FL 33180

Tel: +31 (0) 35 206 2971

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian K. Rosenzweig

Kerry S. Burke

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Tel: (212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by NewAmsterdam Pharma Company N.V. (the “Company”) for the purpose of registering the offer and sale of (i) additional ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”), under the Long-Term Incentive Plan NewAmsterdam Pharma Company N.V. (the “Incentive Plan”) and (ii) Ordinary Shares under the Inducement Plan NewAmsterdam Pharma Company N.V. (the “Inducement Plan”).

The Incentive Plan provides that the number of Ordinary Shares reserved for issuance may, in the discretion of the Company’s board of directors (the “Board”), increase annually on January 1 of each calendar year by 5% of the Company’s issued share capital on the last day of the immediately preceding calendar year or such lower number as may be determined by the Board (the “Evergreen Increase”). This Registration Statement relates to the Evergreen Increase that was effective January 1, 2024 and 143,002 Ordinary Shares underlying restricted share units reserved for issuance under the Incentive Plan and issuable upon the achievement of certain regulatory milestones.

On April 25, 2024, the Board adopted the Inducement Plan under which the Company may grant options, restricted shares, restricted share units, share appreciation rights and other equity and equity-based awards to its employees (but not its directors). The total number of Ordinary Shares underlying awards that may be granted under the Inducement Plan will not exceed 1,500,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act. Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below have been filed with the SEC by the Company and are incorporated herein by reference to the extent not superseded by documents subsequently filed:

1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;

2)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024;

3)

the Company’s Current Reports on Form 8-K filed with the SEC on January 8, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2), February 15, 2024 (excluding Item 7.01, Exhibit 99.1 and Exhibit  99.2), April 1, 2024 (excluding Item 7.01 and Exhibit 99.1), June 7, 2024 and June 11, 2024 (excluding Item 7.01 and Exhibit 99.1); and

4)

the description of the Ordinary Shares contained in the registration statement on Form 8-A, filed with the SEC on November  22, 2022, as the description therein has been updated and superseded by the description of the Ordinary Shares contained in Exhibit 4.4 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents. The Company is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company is a public limited liability company (naamloze vennootschap).

Under Dutch law, the Company’s directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to the Company and to third parties for infringement of the Company’s articles of association (the “Articles of Association”) or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil, administrative and criminal liabilities. Subject to certain exceptions, the Articles of Association provide for indemnification of the Company’s current and former directors and other current and former officers and employees as designated by the Company’s board of directors. No indemnification under the Articles of Association will be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against the Company, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and the Company, which has been approved by the Company or pursuant to insurance taken out by us for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

Under the Articles of Association, the Company’s board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

The Company has also entered into indemnification agreements with each of our directors and executive officers providing for procedures for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at the Company’s request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law and subject to the exceptions provided in such agreements.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	English translation of Articles of Association of NewAmsterdam Pharma Company N.V. (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F (Reg. No. 001-41562) filed with the SEC on November 28, 2022).

5.1*	Opinion of NautaDutilh N.V., regarding validity of the Ordinary Shares.

23.1*	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

23.2*	Consent of Deloitte Accountants B.V., independent registered public accounting firm of NewAmsterdam Pharma Company N.V.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1*	NewAmsterdam Pharma Company N.V. Long-Term Incentive Plan.

99.2*	NewAmsterdam Pharma Company N.V. Inducement Plan.

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naarden, the Netherlands, on July 3, 2024.

NewAmsterdam Pharma Company N.V.

By:	/s/ Michael Davidson
Name:	Dr. Michael Davidson
Title:	Chief Executive Officer

SIGNATURES AND POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Davidson and Ian Somaiya, each acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Michael Davidson Dr. Michael Davidson	Chief Executive Officer and Executive Director (Principal Executive Officer)	July 3, 2024

/s/ Ian Somaiya Ian Somaiya	Chief Financial Officer (Principal Financial Officer)	July 3, 2024

/s/ Louise Kooij Louise Kooij	Chief Accounting Officer (Principal Accounting Officer)	July 3, 2024

/s/ William H. Lewis William Lewis	Chairperson and Non-Executive Director	July 3, 2024

/s/ John Kastelein Dr. John Kastelein	Chief Scientific Officer and Non-Executive Director	July 3, 2024

/s/ Sander Slootweg Sander Slootweg	Non-Executive Director	July 3, 2024

/s/ Nicholas Downing Dr. Nicholas Downing	Non-Executive Director	July 3, 2024

Name	Title	Date

/s/ James N. Topper Dr. James N. Topper	Non-Executive Director	July 3, 2024

/s/ Louis Lange Dr. Louis Lange	Non-Executive Director	July 3, 2024

/s/ John W. Smither John W. Smither	Non-Executive Director	July 3, 2024

/s/ Janneke van der Kamp Janneke van der Kamp	Non-Executive Director	July 3, 2024

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE COMPANY

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of NewAmsterdam Pharma Company N.V., has signed this registration statement in the United States, on the 3rd day of July, 2024.

NewAmsterdam Pharma Corporation

By:	/s/ Michael Davidson
Name: Dr. Michael Davidson
Title: President